SUBSIDIARIES OF GUILFORD MILLS, INC.

     The following table sets forth certain information, as of December 19, 1994, concerning the subsidiaries of Guilford Mills, Inc. (the "Company"):
                                State or           Percent Owned
                           Other Jurisdiction      by Company or
          Name              of Incorporation      its Subsidiaries

Guilford International,    U.S. Virgin Islands          100%
Inc.

Gold Mills, Inc.           Delaware                     100%

Gold Mills Farms,          New York                     100%
Inc. (1)

Guilford Airmont, Inc.     North Carolina               100%

Advisory Research          North Carolina               100%
Services, Inc.

Guilford Mills             Michigan                     100%
(Michigan), Inc.

Grupo Ambar,               Mexico                        75%
S.A. de C.V.

Guilford Mills (UK)        Delaware                     100%
Limited

Guilford Mills Europe      United Kingdom               100%
Limited (2)

Guilford Europe            United Kingdom               100%
Limited (3)

Guilford Kapwood GmbH (4)  Germany                      100%

Scalecount Limited (4)     United Kingdom               100%

Guilford Kapwood Pension   United Kingdom               100%
Trustees Limited (4)

Guilford Wovens            United Kingdom               100%
Limited (4)

Rouquinet Deroy            United Kingdom               100%
Limited (5)

Daleside-Hadden            United Kingdom               100%
Limited (6)

(1)  Owned by Gold Mills, Inc.
(2)  Owned by Guilford Mills (UK) Limited.
(3)  1,999,999 shares owned by Guilford Mills Europe Limited and
     1 share owned by the Company.
(4)  Owned by Guilford Europe Limited.
(5)  Owned by Guilford Mills Europe Limited.
(6)  Owned by Rouquinet Deroy Limited.